Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-229412) filed under the Securities Act of 1933, as amended, by Veritas Farms, Inc. (the “Company”) of our report relating to the financial statements of the Company dated April 15, 2021, which includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey

April 19, 2021